Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of CNFinance Holdings Limited (the “Company”) of our report dated April 30, 2026, relating to the consolidated financial statements of the Company as of December 31, 2024 and 2025, and for each of the two years in the period ended December 31, 2025, included in the Annual Report on Form 20-F of the Company for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ HTL International, LLC
Houston, Texas
August 14, 2026